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Exhibit 99.2

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News Release	Alliant Techsystems, Inc. Public Affairs, MN11-2015 600 Second Street NE Hopkins, MN 55343-8384	Tel 952 931-5413 Fax 952 931-5423
For Immediate Release
Media Contact:	Investor Contact:
Rod Bitz Phone: 952-931-5413 E-mail: rod_bitz@atk.com	Steve Wold Phone: 952-931-6747 E-mail: steve_wold@atk.com

ATK CONFIRMS FY01 EARNINGS GUIDANCE

    Minneapolis, April 27, 2001—ATK (Alliant Techsystems, NYSE: ATK) said it remains confident it is on tract to meet or slightly exceed its previous earnings guidance of $4.77 to $4.79 per share for fiscal year 2001, which ended March 31. Earnings before interest, taxes, depreciation, and amortization (EBITDA) for fiscal year 2001 will be approximately $180 million, while earnings before interest and taxes (EBIT) will approximate 12 percent.

    The Company also said it remains confident it will meet or exceed its stated objective of 5 percent sales growth (approximately $1.13 billion) for fiscal year 2001.

    ATK is a $1.6 billion aerospace and defense company with leading positions in munitions, precision capabilities, propulsion, and composite structures. The company, which is headquartered in Hopkins, Minn., employes approximately 10,000 people and has two business segments: Aerospace and Defense. ATK news and information can be found on the Internet at www.atk.com.

    The forecasts, projections, expectations, and opportunities for anticipated earnings per share, sales, EBITDA, and EBIT included in this news release are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results, including changes in governmental spending and budgetary policies, economic conditions, the company's competitive environment, the timing of awards and contracts, the outcome of contingencies, including litigation and environmental remediation, program performance, and sales projections, in addition to other factors identified in ATK's filings with the Securities and Exchange Commission.

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ATK CONFIRMS FY01 EARNINGS GUIDANCE